==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. _)*


                             NEXTWAVE WIRELESS INC.
 ------------------------------------------------------------------------------
                                (NAME OF ISSUER)


   COMMON STOCK, PAR VALUE $0.001 PER
                 SHARE                                 65337Y102
 --------------------------------------  --------------------------------------
    (TITLE OF CLASS OF SECURITIES)                  (CUSIP NUMBER)


                                DECEMBER 31, 2006
 ------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13D-1(B)
[_]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                 ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          Continued on Following Pages
                                     Page 1

 =============================================================================

-------------------------------------------      ------------------------------
CUSIP No.            65337Y102              13G             Page 2
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               ALLEN SALMASI

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         8,870,093
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       15,093,874
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    8,870,093
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         15,093,874
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     23,963,967
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 29.0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            65337Y102              13G             Page 3
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               NICOLE SALMASI

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       15,093,874
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         15,093,874
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     15,093,874
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 18.4%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            65337Y102              13G             Page 5
-------------------------------------------      ------------------------------



-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:               NAVATION, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       15,093,874
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         15,093,874
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     15,093,874
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 18.4%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            (a) and (b) This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of NextWave Wireless Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 12670 High Bluff Drive, San Diego, California 92130.

ITEM 2.     NAME OF PERSON FILING

            (a)   Name of Persons Filing:

                  (i)   Allen Salmasi
                  (ii)  Nicole Salmasi and
                  (iii) Navation, Inc. (collectively, the "Reporting Persons")

            (b)   Address of Principal Business Office or, if None, Residence:

            The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

            The principal business office of each of Allen Salmasi and Nicole Salmasi is 12670 High Bluff Drive, San Diego, California 92130.

            The principal business office of Navation, Inc. is 40 route de Malagnou, CH-1204 Geneva, Switzerland.

            (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [_] Investment company registered under Section 8 of the Investment Company Act;

           (e) [_] An investment adviser in accordance with Rule
      13d-1(b)(1)(ii)(E);

           (f) [_] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.     OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of January 26, 2007, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 82,207,649 shares of Common Stock outstanding as of December 1, 2006, as reported by the Issuer in Amendment 1 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 29, 2006, and includes, where appropriate, securities not outstanding which are subject to options that are exercisable within 60 days.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |__|.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit No. 2 hereto.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            (a)   Not applicable.

            (b)   Not applicable


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 2007


                                                 ALLEN SALMASI


                                                 By:  /s/  ALLEN SALMASI
                                                    ----------------------------


                                                 NICOLE SALMASI


                                                 By:  /s/  NICOLE SALMASI
                                                    ----------------------------


                                                 NAVATION, INC.


                                                 By:  /s/  ALLEN SALMASI
                                                    ----------------------------
                                                      Allen Salmasi, Chief
                                                      Executive Officer

                                  EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

          1           Joint Filing Agreement, dated February 12,
                      2007, among Allen Salmasi, Nicole Salmasi and Navation, Inc. to file this joint statement on Schedule 13G.

          2           Identity of Members of Group

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of NextWave Wireless Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 12th day of February, 2007.


Dated: February 12, 2007


                                                 ALLEN SALMASI


                                                 By:  /s/  ALLEN SALMASI
                                                    ----------------------------


                                                 NICOLE SALMASI


                                                 By:  /s/  NICOLE SALMASI
                                                    ----------------------------


                                                 NAVATION, INC.


                                                 By:  /s/  ALLEN SALMASI
                                                    ----------------------------
                                                      Allen Salmasi, Chief
                                                      Executive Officer

                                                                       Exhibit 2

                          IDENTITY OF MEMBERS OF GROUP



Allen Salmasi
Nicole Salmasi
Navation, Inc.